Exhibit 10.16

CONFIDENTIAL

December 16, 2022

Michael Wyzga

Re:	Separation Upon Closing of Merger with Kineta, Inc.

Dear Michael:

The purpose of this letter agreement (the “Agreement”) is to confirm the terms of your separation of employment from Yumanity Therapeutics, Inc. and its subsidiaries (the “Company”) upon the Closing, as such term is defined in the Agreement and Plan of Merger, dated as of June 5, 2022, by and among Company and Kineta, Inc. (the “Merger Agreement”).

1. Effective Date; Obligations Contingent on Closing. This Agreement will become effective when you and an authorized representative of Company have both signed it (the “Effective Date”) provided, however, that the obligations of the parties hereunder are contingent upon the occurrence of the Closing and if the Closing does not occur, this Agreement shall have no effect and shall terminate as of the termination of the Merger Agreement, and neither you nor Company shall have obligations hereunder.

2. Separation. Immediately upon the occurrence of the Closing (the “Separation Date”) (i) your employment with Company will end, (ii) you will be deemed to have resigned as an officer of Company and from other positions held with Company, and (iii) you will have no authority and will not represent yourself as a director or an employee, officer or agent of Company. On the Separation Date, Company will provide you with payment for your final wages through the Separation Date.

3. Severance Benefit. In exchange for the mutual covenants set forth in this Agreement, Company agrees to provide you with the following payment and benefits (together, the “Severance Benefit”):

(a) One payment equal to your base salary for a period of nine (9) months (which will total a gross amount of $262,500), subject to applicable withholdings and deductions), with such payment to be made on the later of the Separation Date or the Effective Date; and

(b) In the event that you choose to exercise your right under COBRA to continue your participation in Company’s health insurance plan (which you may do, to the extent permitted by COBRA, regardless of whether you accept this Agreement), Company will provide you with nine (9) months of COBRA premiums at Yumanity’s normal rate of contribution for employees for your coverage at the level in effect immediately prior to the Separation Date.

4. No Compensation Other than Severance Benefit and Transaction Bonus. You agree that you are not entitled to any financial compensation as a result of the termination of your employment, including, without limitation, wages, bonuses, vacation pay, holiday pay or any other form of compensation or benefit, other than (i) the Severance Benefit and (ii) compensation that may be due pursuant to the Transaction Bonus letter agreement between you and Company dated June 17, 2022.

5. Equity. To the extent applicable, the terms and conditions of Company’s equity incentive plans (the “Plans”) and any award agreements executed by you pursuant thereto (collectively the “Award Agreements”) are expressly incorporated by reference herein and shall survive the signing of this Agreement, including provisions, if any, regarding acceleration of awards following termination of your employment without cause following a “Change of Control” or “Sale Event”. In accordance with the provisions of your Award Agreements regarding termination of your employment without cause, any vested and exercisable but unexercised stock options shall be exercisable for three months following the Separation Date provided, however, that any stock option that is not an “In the Money Yumanity Option” (as defined In the Merger Agreement) shall be cancelled as of the Separation Date.

6. Unemployment. Company will not contest any claim for unemployment benefits by you with the Massachusetts Division of Unemployment Assistance. Company, of course, will not be required to falsify any information.

7. Covenants. You acknowledge and agree to the following:

(a) Return of Property. You have returned to Company and have not retained any Company files, documents or property, or any copies thereof in any form or media, including any cell phones, computer, keys and key cards, except for the laptop issued to you by the Company, which you may retain.

(b) Covenants Agreement. You will abide by your Employee Confidentiality, Assignment and Noncompetition Agreement, which is expressly incorporated by reference herein and will remain in full force and effect, provided however that because your employment was terminated without cause, your non-competition obligation will not apply, and you will not be eligible for garden leave pay in support of such non-competition obligation related to same. Without limiting the foregoing, you will not disclose any Company trade secrets or confidential and proprietary information, and will abide by all common law and statutory obligations relating to protection and non-disclosure of Company’s trade secrets and confidential and proprietary information.

(c) Confidentiality. All information relating to the terms of this Agreement will be held confidential by you and will not be publicized or disclosed: (i) to any person, other than an immediate family member, legal counsel or financial advisor who agrees to be bound by these confidentiality obligations; (ii) to any business entity; or (iii) to any government agency, except as mandated or permitted by state or federal law; provided that nothing in this Section 7 will restrict you from making any disclosures mandated by state or federal law, from providing information to a Government Agency (described below) if requested by the agency to do so, or from participating in an investigation with a Government Agency if requested by the agency to do so.

(d) Non-Disparagement. You will not make any statements that are professionally or personally disparaging about Company or its officers, directors or managers, in any verbal or written form, or in any media or communication platform, including any statements that disparage any product, service, finances, capability or any other aspect of Company; provided that nothing in this Section 7 will restrict you from making any disclosures mandated by state or federal law, from providing information to a Government Agency (described below) if requested by the agency to do so, or from participating in an investigation with a Government Agency if requested by the agency to do so.

(e) Material Breach. You acknowledge and agree that the provisions of this Section 7 are material provisions of this Agreement and represent important consideration for Company’s agreement to enter into this Agreement and to provide you with the Severance Benefit. Accordingly, you further acknowledge and agree that a breach of any of the provisions of this Section 7 will constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to Company, will entitle Company to terminate the provision of Severance Benefits and to recover any Severance Benefits already provided to you hereunder.

8. Release of Claims.

(a) Release. You agree and acknowledge that by signing this Agreement, and for other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against Company1/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the date that you sign this Agreement. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Company seeking any form of relief, including equitable relief, recovery of damages, or recovery of any other form of monetary recovery (including back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) for any alleged action, inaction or circumstance existing through the date that you sign this Agreement. Without limiting the foregoing, you waive and release Company from any waivable claim arising from or related to your employment relationship with Company up through the date that you sign this Agreement, including: (i) Claims under any Massachusetts or any other state or federal statute, regulation or executive order (as amended) related to fair employment practices, discrimination, harassment, leaves of absence, wages, hours, or any other terms and conditions of employment, including the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act2, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Genetic Information Non-Discrimination Act, the Lilly Ledbetter Fair Pay Act, the National Labor Relations Act, the Family and Medical Leave Act, the Families First Coronavirus Response Act, the Coronavirus Aid, Relief, and Economic Security Act, the Employee Retirement Income Security Act of 1974, COBRA, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, the Massachusetts Fair Employment Practices Statute, the Massachusetts Equal Rights Act, Massachusetts Civil Rights Act, the Massachusetts Wage Act, the Massachusetts Minimum Fair Wages Act, the Massachusetts Equal Pay Act, and any similar Massachusetts or other state or federal statute; please note that this section specifically includes a waiver and release of Claims that you have or may have regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act, including hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay; (ii) Claims under any Massachusetts or any other state or federal common law theory, including wrongful discharge, retaliation, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual or business relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery; and (iii) any other Claim arising under other state or federal statute or common law.

(b) Release Limitation. Notwithstanding the foregoing, this Section 8 does not: (i) release Company from any obligation expressly set forth in this Agreement; (ii) waive or release any legal claims which you may not waive or release by law, including, but not limited to, under workers’ compensation laws or unemployment benefits statutes; (iii) prohibit you from challenging the validity of this release under federal law, or from communicating, filing a charge with, or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or a state or local equivalent (including the

1/

For the purpose of this section, the parties agree that the term “Company” includes Yumanity Therapeutics, Inc. and its divisions, affiliates, parents and subsidiaries, and its and their respective officers, directors, shareholders, owners, employees, attorneys, agents and assigns.

2/	For the purpose of the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, you and Company acknowledge that Company has fewer than 20 employees as of the Effective Date.

Massachusetts Commission Against Discrimination), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other U.S. federal, state or local governmental agency or commission (each a “Government Agency”); or (iv) prohibit you from providing documents or information to a Government Agency. Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim (except those which cannot be released under law), including those raised through a charge with a Government Agency. Accordingly, nothing in this Section 8 will be deemed to limit Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event you successfully challenge the validity of this release and prevail in any claim under the federal discrimination laws.

9. Review Period. It is Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement, which includes a release of claims. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Company is also providing you with ten (10) days in which to consider and accept the terms of this Agreement by signing below. You agree that any modifications, material or otherwise, made to this Agreement do not and will not restart or affect in any manner whatsoever, the original ten (10) day review period.

10. Taxes. The Severance Benefit will be reduced by all applicable federal, state, local and other deductions, taxes, and withholdings. Company does not guarantee the tax treatment or consequences associated with any payment or benefit under this Agreement, including under Section 409A of the Internal Revenue Code of 1986 (“Code Section 409A”).

11. Knowing and Voluntary Agreement. You and Company each acknowledge and agree that: (a) you and Company each have been afforded sufficient time to understand the terms of this Agreement; (b) your and Company’s agreements and obligations hereunder are made voluntarily, knowingly and without duress; and (c) the other party has not made representations inconsistent with this Agreement.

12. General. This Agreement supersedes any and all prior or contemporaneous agreements between you and Company regarding the subject matter hereof and sets forth the entire agreement between you and Company regarding the subject matter hereof. No modifications will be deemed valid unless reduced to writing and signed by the parties hereto. The failure of Company to seek enforcement of any provision of this Agreement will not be construed as a waiver of such provision or Company’s right to seek enforcement of such provision in the future. The provisions of this Agreement are severable, and if for any reason any part hereof will be found to be unenforceable, the remaining provisions will be enforced in full. This Agreement will be deemed to have been made in Massachusetts, will take effect as an instrument under seal within Massachusetts, and will be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. The parties agree that any action, claim or counterclaim relating to the terms of this Agreement will be commenced in Massachusetts in a court of competent jurisdiction, and that venue for such actions will lie exclusively in Massachusetts. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. This Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.

If the foregoing accurately sets forth our agreement, please sign and date this Agreement below.

Yumanity Therapeutics, Inc.

By:	/s/ Richard Peters
Richard Peters, M.D., Ph.D.
Chief Executive Officer

Dated:	12/16/2022

Confirmed and Agreed:

By:	/s/ Michael Wyzga
Michael Wyzga

Dated:	12/16/2022

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